UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ILLUMINA, INC.

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ILLUMINA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 8, 2009

To the Stockholders of Illumina, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Illumina, Inc., a Delaware corporation, will be held on Friday, May 8, 2009 at 11:00 a.m. Pacific Daylight Time at 9865 Towne Centre Drive, San Diego, California 92121, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. to elect four director nominees named in the attached Proxy Statement to serve for three years ending 2012 or until their respective successors are duly elected and qualified;

2. to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending January 3, 2010; and

3. to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

Sincerely,

Jay T. Flatley
President and Chief Executive Officer

San Diego, California
March 27, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE, AS INSTRUCTED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS, OVER THE INTERNET OR BY TELEPHONE, AS PROMPTLY AS POSSIBLE. THIS WILL HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. ILLUMINA, INC.

ILLUMINA, INC.
9885 Towne Centre Drive
San Diego, California 92121
(858) 202-4500

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 8, 2009

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

General

Illumina’s Board of Directors is asking for your proxy for use at the Illumina, Inc. 2009 Annual Meeting of Stockholders (the Meeting), and at any adjournment or postponement of the Meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held on Friday, May 8, 2009 at 11 a.m. Pacific Daylight Time at 9865 Towne Centre Drive, San Diego, California 92121.

Internet Availability of Proxy Materials

We are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice Regarding the Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials. We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to stockholders on or about March 27, 2009.

Voting

All stockholders have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com;

•	by phone (please see your Notice Regarding the Availability of Proxy Materials for instructions); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice Regarding the Availability of Proxy Materials.

The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. As of the close of business on March 16, 2009, the record date for determination of stockholders entitled to receive notice of and to vote at the Meeting, 122,684,487 shares of our common stock, par value $0.01 per share, were issued and outstanding. No shares of our preferred stock were outstanding as of that date. Each stockholder is entitled to one vote for each share of common stock held by such stockholder as of the close of business on March 16, 2009. Stockholders may not cumulate votes in the election of directors.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” If your shares are held in street name and you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.

All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted toward the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Meeting.

Shares are counted as present at the Meeting if the stockholder either is present and votes in person at the Meeting or has submitted a proxy card or submitted a vote electronically or over the telephone. A majority of our outstanding shares as of the record date must be present at the Meeting (either in person or by proxy) in order to hold the Meeting and conduct business. This is called a “quorum.” Assuming a quorum is present, the four nominees receiving the highest number of votes will be elected as directors. The ratification of the independent auditors will require the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting. We will publish the final voting results of the Meeting in our quarterly report on Form 10-Q for the second quarter of 2009, which will be filed with the Securities and Exchange Commission, or “SEC”.

Proxies

If you sign and return your proxy card but do not give any voting instructions, the shares represented will be voted at the Meeting in accordance with the instructions specified on the proxy.

If the proxy does not specify how the shares are to be voted, then:

•	the proxy will be voted FOR the election of the directors nominated by the Board of Directors (unless the authority to vote for the election of nominee directors is withheld); and

•	the proxy will be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending January 3, 2010 (unless contrary instructions are given).

Whether you submit your proxy via the Internet, by phone or by mail, you may revoke or change your proxy at any time before the Meeting by filing with our Secretary at our principal executive offices at 9885 Towne Centre Drive, San Diego, California 92121 a notice of revocation or another signed proxy with a later date. In addition, if you attend the Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Meeting will be counted.

We do not know of other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the proxy agent named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Your execution of the enclosed proxy grants discretionary authority to the proxy agent with respect to such other matters.

Solicitation

We will pay all expenses of soliciting proxies to be voted at the Meeting. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice Regarding the Availability of Proxy Materials to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the Notice Regarding the Availability of Proxy Materials, unless we receive contrary instructions from any stockholder at that address.

If you prefer to receive multiple copies of the Notice Regarding the Availability of Proxy Materials at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain copies of our Notice Regarding the Availability of Proxy Materials by writing to our Secretary at our principal executive offices at 9885 Towne Centre Drive, San Diego, California 92121, or calling us at (858) 202-4500. Eligible stockholders of record receiving multiple copies of the Notice Regarding the Availability of Proxy Materials can request “householding” by contacting us in the same manner.

If you are a beneficial owner but not a stockholder of record (for example, you hold your shares in a brokerage or custody account), you can request additional copies of our Notice Regarding the Availability of Proxy Materials or you can request householding by notifying your broker, bank or nominee.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of directors with staggered three-year terms. The board currently consists of nine persons, with one class consisting of four directors, one class consisting of three directors, and one class consisting of two directors. The board has determined that a majority of the members of the board, specifically Mr. Bradbury, Mr. Bowman, Ms. Eastham, Dr. Goldstein, Dr. Grint, Dr. Rastetter, Dr. Walt and Mr. Whitfield, are independent directors under the rules of The NASDAQ Global Select Market. Each of the nominees listed below are currently serving on the board. The nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. The proposal to elect the four nominees to the board requires the affirmative vote of the holders of a plurality of shares entitled to vote that are present or represented at the Meeting and entitled to vote on such proposal. In the event the nominees are unable or decline to serve as directors at the time of the Meeting, the proxies will be voted for any nominees who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the four nominees listed immediately below.

Nominees for Term Ending Upon the 2012 Annual Meeting of Stockholders

A. Blaine Bowman, 62, has been a director since January 2007. Mr. Bowman was formerly the Chairman, President and Chief Executive Officer and is currently a director of Dionex Corporation, a manufacturer of analytical instruments. Mr. Bowman retired as President and Chief Executive Officer of Dionex in July 2002 and as Chairman of the Board in 2005. He joined Dionex in 1977 and was named President and CEO in 1980. Before joining Dionex, Mr. Bowman was a management consultant with McKinsey & Company, a management consulting firm, and a product engineer with Motorola Semiconductor Products Division, a communication equipment company. Mr. Bowman also serves as a director of Cell Biosciences, Inc. Mr. Bowman received his B.S. in Physics from Brigham Young University and an M.B.A. from Stanford University.

Karin Eastham, C.P.A., 59, has been a director since July 2004. From May 2004 to September 2008, she served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees of Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer and Secretary of Diversa Corporation, a biotechnology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, a biopharmaceutical company, from 1976 to 1988. Ms. Eastham also serves as a director for Amylin, Inc., and Genoptix, Inc. Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant and a Certified Director.

Jay T. Flatley, 56, has served as our President, Chief Executive Officer and a director since October 1999. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer and a director of Molecular Dynamics, a life sciences company, from May 1994 to September 1999. He served in various other positions with that company from 1987 to 1994. From 1985 to 1987, Mr. Flatley was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley also serves as a director at GenVault and Helixis, and is a member of the Keck Graduate Institute Board of Trustees. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

William H. Rastetter, Ph.D., 61, has been a director since November 1998 and Chairman of the Board since January 2005. In 2007, Dr. Rastetter became Chief Executive Officer and the Executive Chairman of Apoptos, Inc., an oncology research and development company. Since August 2006, Dr. Rastetter has been serving as a partner of Venrock Associates, a venture capital company. Dr. Rastetter retired as the Executive Chairman of Biogen Idec Inc., a biopharmaceutical company, at the end of 2005. He had served in this position since the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation in November 2003. He served as Chief Executive Officer of IDEC Pharmaceuticals, a biotechnology company, from December 1986 through November 2003 and as chairman of the Board of Directors from May 1996 to November 2003. Additionally, he served as President of IDEC Pharmaceuticals from 1986 to 2002, and as Chief Financial Officer from 1988 to 1993. From 1982 to 1986, Dr. Rastetter served in various positions at Genentech, Inc., a biotechnology company, and previously he was an associate professor at the Massachusetts Institute of Technology. Dr. Rastetter holds a B.S. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University.

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Stockholders

Jack Goldstein, Ph.D., 61, has been a director since June 2006. Dr. Goldstein was most recently President and Chief Operating Officer of Chiron Corporation, a biotechnology company, where he worked in various capacities from 2002 until its acquisition by Novartis in April 2006. Prior to Chiron Corporation, he spent two years as a general partner at Windamere Venture Partners, a venture capital company, preceded by four years at Applied Imaging Corporation, a medical imaging company, first as President and Chief Executive Officer and then later as Chairman. Dr. Goldstein spent over a decade at Ortho Diagnostic Systems, a Johnson & Johnson and medical diagnostics company, in various executive positions, including four years as President. He was earlier Vice President of Research and Development at a medical diagnostics division of Baxter Healthcare Corporation. He currently sits on the Board of Directors of Orasure Technologies, Inc., a point-of-care diagnostic company. Dr. Goldstein earned a B.A. in Biology from Rider University, and an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University.

Paul Grint M.D., 51, has been a director since April 2005. Dr. Grint is currently Senior Vice President at Forest Laboratories, a pharmaceutical company. Prior to joining Forest Laboratories, Dr. Grint was Chief Medical Officer at Kalypsys Inc., a biopharmaceutical company. He has held similar executive positions at Zephyr Sciences, Inc, a biopharmaceutical company, Pfizer, a pharmaceutical company, IDEC Pharmaceuticals and Schering-Plough, a pharmaceutical company. He has more than 20 years of experience in biologics and small molecule drug development, marked by the successful development of numerous commercial products in the fields of infectious disease, immunology and oncology. Dr. Grint began his pharmaceutical career at the Wellcome Research Laboratories in the UK and received his medical degree from the University of London, St. Bartholomew’s Hospital Medical College in London. He is a Fellow of the Royal College of Pathologists, a member of numerous professional and medical societies and the author or co-author of over 50 publications.

David R. Walt, Ph.D., 56, one of our founders, has been a director and Chairman of our Scientific Advisory Board since June 1998. Dr. Walt has been the Robinson Professor of Chemistry at Tufts University since September 1995 and has been a Howard Hughes Medical Institute Professor since September 2006. Dr. Walt is a Member of the National Academy of Engineering, a Fellow of the American Institute of Medical and Biological Engineers, and a Fellow of the American Association for the Advancement of Science. Dr. Walt has published over 200 papers and is named as an inventor or co-inventor of over 40 patents. He also serves as a board member for Quanterix, Inc. Dr. Walt holds a B.S. in Chemistry from the University of Michigan and received his Ph.D. in Chemical Biology from SUNY at Stony Brook.

Continuing Directors for Term Ending Upon the 2011 Annual Meeting of Stockholders

Daniel M. Bradbury, 48, has been a director since January 2004. Mr. Bradbury has been serving as the Chief Executive Officer of Amylin Pharmaceuticals, a biopharmaceutical company, since March 2007, as President and a board member for Amylin since June 2006 and as Amylin’s Chief Operating Officer from June 2003 to June 2006. He previously served as Executive Vice President from June 2000 until his promotion in June 2003. He joined Amylin in 1994 and held officer-level positions in Corporate Development and

Marketing since that time. From 1984 to 1994, Mr. Bradbury held a number of sales and marketing positions at SmithKline Beecham Pharmaceuticals, a drug manufacturer. Mr. Bradbury serves as a board member for PhRMA, BIOCOM, the Keck Graduate Institute’s Board of Trustees and the San Diego Regional Economic Development Corporation. Mr. Bradbury is a member of the Royal Pharmaceutical Society of Great Britain and serves on the UCSD Rady School of Management’s Advisory Council. He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education.

Roy A. Whitfield, 55, has been a director since January 2007. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation (formerly Incyte Genomics), a drug discovery and development company he co-founded in 1991. From June 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and, from November 2001 until his retirement in June 2003, as its Chairman. Mr. Whitfield remains on the board of Incyte Corporation. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Earlier, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. In addition to serving on the Incyte Board, he is a director of Bioseek and Nektar Therapeutics. Mr. Whitfield received a B.S. in Mathematics from Oxford University and an M.B.A. from Stanford University.

Board Committees and Meetings

The Board of Directors held ten meetings during the fiscal year ended December 28, 2008. The board has three standing committees to facilitate and assist the board in the execution of its responsibilities. These committees are currently the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. In accordance with The NASDAQ Global Select Market listing standards, all of the committees are comprised solely of non-employee, independent directors. Charters for each committee are available on our website at www.illumina.com by first clicking on “Corporate,” then “Investor Relations” and then “Corporate Governance.” The charter of each committee is also available in print to any shareholder who requests it. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors in 2008 and (ii) the total number of meetings held by all committees of the board on which such director served during 2008. We do not have a formal policy regarding our directors’ attendance at annual meetings of stockholders, but we encourage our directors and director nominees to attend the annual meeting. Five of our directors attended the 2008 annual meeting of stockholders.

The table below shows the current membership for each of the standing board committees:

Audit	Compensation	Nominating/Corporate Governance
Committee	Committee	Committee

Daniel M. Bradbury, Chairperson	Karin Eastham, Chairperson	Jack Goldstein, Ph.D., Chairperson
A. Blaine Bowman	Paul Grint, M.D.	Paul Grint, M.D.
Karin Eastham	William H. Rastetter, Ph.D.	William H. Rastetter, Ph.D.
William H. Rastetter, Ph.D.	Roy A. Whitfield	David R. Walt, Ph.D.

The Audit Committee currently consists of four directors, each of whom the board has determined is independent within the meaning of the rules of The NASDAQ Global Select Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). The board determined that Ms. Eastham qualifies as an “audit committee financial expert,” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee held eight meetings during 2008 and meets regularly in executive sessions. For more information on the responsibilities and activities of the Audit Committee see the Audit Committee Report on page 28.

The Compensation Committee currently consists of four directors, each of whom the board has determined is independent within the meaning of the rules of The NASDAQ Global Select Market. The Compensation Committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers and Board of Directors. The compensation levels for our President and Chief Executive Officer are, additionally, subject to approval by the Board of Directors. The Compensation Committee also has the authority to administer our equity compensation plans. The Compensation Committee meets regularly in executive sessions. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual compensation objectives. The Compensation Committee held four meetings during 2008.

Mr. Flatley, our Chief Executive Officer, has been delegated authority to grant, without any further action required by the Compensation Committee, stock options and restricted stock units to employees who are not our officers or who do not report directly to him. The purpose of this delegation of authority is to enhance the flexibility of equity administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee.

The Nominating/Corporate Governance Committee currently consists of four directors, each of whom the board has determined is independent within the meaning of the rules of The NASDAQ Global Select Market. The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of our Board of Directors, selecting nominees for election to the board, evaluating the performance of the board, reviewing the independence of directors, developing and recommending to the board corporate governance guidelines and providing oversight with respect to corporate governance, director education programs and ethical conduct. The Nominating/Corporate Governance Committee held five meetings during 2008.

Compensation Committee Interlocks and Insider Participation

Our executive compensation program has been administered by the Compensation Committee of our Board of Directors. None of the members of the Compensation Committee has been an officer or employee of ours.

None of our current executive officers has ever served as a member of a board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee during the last fiscal year.

Code of Ethics

We have adopted a code of ethics that applies to all officers and employees, including our principal executive officer and principal financial officer. This code of ethics is reviewed on an annual basis and modified as deemed necessary. It was filed as Exhibit 14 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, filed with the SEC. Our code of ethics is also available for download from our website, www.illumina.com, by first clicking on “Corporate,” then “Investor Relations” and then “Corporate Governance.”

DIRECTOR NOMINATION

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the board, the Nominating/Corporate Governance Committee of our Board of Directors considers the appropriate balance of experience, skills, diversity and other relevant characteristics required of members of the Board of Directors. The Nominating/Corporate Governance Committee seeks to ensure that at least a majority of the directors are independent under the rules of The NASDAQ Global Select Market, that members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of The NASDAQ Global Select Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties.

Process for Identifying and Evaluating Nominees.  The Nominating/Corporate Governance Committee believes we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the Nominating/Corporate Governance Committee will re-nominate incumbent directors who continue to be qualified for board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the board occurs between annual stockholder meetings, the Nominating/Corporate Governance Committee will seek out potential candidates for board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. In addition, from time to time the board may seek to expand its ranks to bring in new board members with special skills and/or experience relevant and useful to us at our particular stage of development. Director candidates will be selected based on input from members of our board, our senior management and, if the Nominating/Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating/Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Nominating/Corporate Governance Committee. Candidates meriting serious consideration will meet with all members of the board. Based on this input, the Nominating/Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the board that this candidate be appointed to fill a current vacancy on the board or presented for the approval of the stockholders, as appropriate.

Stockholder Nominees.  The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for director under the same criteria described above but, based on those criteria, may not necessarily recommend those nominees to the board. Any such nominations should be submitted to the Nominating/Corporate Governance Committee, via the attention of our Secretary, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to the Exchange Act (including such person’s written consent to a background check, to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. Nominations should be submitted in the timeframe described in our Bylaws and under the caption “Stockholder Proposals for our 2010 Annual Meeting” below.

From time to time, we have retained and may in the future retain the services of an independent third-party search firm to assist the Nominating/Corporate Governance Committee in identifying and evaluating potential candidates.

Board Nominees for the 2009 Annual Meeting.  Nominees listed in this Proxy Statement are current directors standing for re-election.

COMMUNICATION WITH DIRECTORS

You may send, in an envelope marked “Confidential,” a written communication to the Chair of the Audit Committee, via the attention of our Secretary, at 9885 Towne Centre Drive, San Diego, CA 92121. All such envelopes will be delivered unopened to the Chairperson of our Audit Committee.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP, our independent auditors during 2008, to serve in the same capacity for the year ending January 3, 2010, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Meeting is required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee believes that such a change would be in our and our stockholders’ best interests.

A representative of Ernst & Young LLP is expected to be present at the Meeting. This representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

During fiscal years 2008 and 2007, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	Year Ended	Year Ended
	December 28,	December 30,
	2008	2007

Audit Fees	$871,908	$698,581
Audit-Related Fees	226,536	191,240
Tax Fees	27,595	134,629

Total	$1,126,039	$1,024,450

Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports and statutory audits required internationally. For fiscal 2008, audit-related fees were primarily incurred for services related to our acquisition of Avantome, a stock offering and accounting consultations. During fiscal 2007, audit-related fees were primarily related to services rendered for work associated with our acquisition of Solexa, Inc. and a convertible debt offering. Tax fees for fiscal 2008 related to services rendered for the preparation of state and foreign tax filings. Tax fees during fiscal 2007 primarily related to services rendered for the preparation of a Section 382 tax study and federal, state and foreign tax filings, and review of our international structure. For fiscal years 2008 and 2007, Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees and Tax Fees above.

Pre-Approval Policies and Procedures

The Audit Committee, as required by the Exchange Act, requires advance approval of all audit services and permitted non-audit services to be provided by the independent auditors. The Audit Committee must approve the permitted service before the independent auditors are engaged to perform it. The services listed as Audit Fees, Audit-Related Fees and Tax Fees in the table above were pre-approved by our Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending January 3, 2010.

OTHER MATTERS

As of the date of this proxy statement, we know of no other matters that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, it is the intention of the proxy agent named in the enclosed form of proxy to vote the shares represented as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of February 27, 2009 for:

•	each of our directors;

•	each of the named executive officers listed in the summary compensation table included in this proxy statement;

•	each stockholder known by us to own beneficially more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options currently exercisable or exercisable within 60 days from February 27, 2009 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, we understand that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise noted below, the address of each person listed on the table is 9885 Towne Centre Drive, San Diego, CA 92121. Some of the shares of common stock held by our directors, officers and consultants are subject to repurchase rights in our favor. For a description of these repurchase rights, see the footnotes below.

	Shares Issuable
	Pursuant to Options	Beneficial Ownership
	Exercisable Within	Number of Shares
	60 Days of	(including
	February 27,	number shown in	Percentage
Name and Address	2009	first column)	of Total(1)

DIRECTORS AND EXECUTIVE OFFICERS
Jay T. Flatley(2)	1,503,952	2,256,227	1.82%
Christian O. Henry	149,551	150,806	*
Christian G. Cabou(3)	56,562	57,562	*
Greg Heath	65,000	66,078	*
Joel McComb	86,666	87,740	*
Tristan B. Orpin	198,397	207,730	*
Mostafa Ronaghi	—	—	*
William H. Rastetter, Ph.D.(4)	132,000	218,680	*
Daniel M. Bradbury	88,000	88,000	*
A. Blaine Bowman	41,123	41,123	*
Karin Eastham	72,000	72,000	*
Jack Goldstein, Ph.D.	46,667	46,667	*
Paul Grint, M.D.	76,000	76,000	*
David R. Walt, Ph.D.(5)	132,000	1,435,526	1.17%
Roy Whitfield	41,123	41,123	*
All directors and executive officers as a group (15 persons)	2,689,041	4,845,262	3.88%
5% STOCKHOLDERS
FMR LLC(6)	—	18,631,674	15.25%
82 Devonshire Street Boston, MA 02109
Morgan Stanley(7)	—	13,249,624	10.84%
1585 Broadway New York, NY 10036
T. Rowe Price Associates, Inc.(8)	—	8,235,351	6.74%
100 E. Pratt Street Baltimore, MD 21202

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Percentage ownership is based on 122,174,124 shares of common stock outstanding on February 27, 2009.

(2)	Includes 23,600 shares beneficially owned by Mr. Flatley’s children.

(3)	Mr. Cabou shares voting power over 1,000 of these shares with his wife.

(4)	Includes 2,340 shares beneficially owned by Dr. Rastetter’s former wife.

(5)	Includes 147,960 shares beneficially owned by Dr. Walt’s wife and 11,480 shares beneficially owned by Dr. Walt’s trust for the benefit of his children.

(6)	Based solely on information contained in Schedule 13G filed by FMR LLC on February 17, 2009. We understand that FMR Corp. is the predecessor of FMR LLC, and that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 18,631,674 shares as a result of acting as investment advisor to various investment companies. We understand that Fidelity Growth Company Fund, an investment company, beneficially owns 9,803,130 of these shares. We understand that FMR LLC and Edward C. Johnson have sole power to dispose of 18,631,674 of these shares.

(7)	Based solely on information contained in Schedule 13G filed by Morgan Stanley on February 17, 2009. We understand that Morgan Stanley Investment Management Inc., an investment advisor and wholly-owned subsidiary of Morgan Stanley, may be deemed to beneficially own the shares reported as beneficially owned by Morgan Stanley.

(8)	Based solely on information contained in Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2009. We understand that the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the shares indicated as beneficially owned by T. Rowe Price Associates, Inc. is vested in the individual and institutional clients of T. Rowe Price Associates, Inc. for whom it serves as an investment advisor.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about shares of our common stock that may be issued under our equity compensation plans, including compensation plans that were approved by our stockholders as well as compensation plans that were not approved by our stockholders. Information in the table is as of December 28, 2008.

(c) Number of
Securities
Remaining
Available for
			(b) Weighted-		Future Issuance
	(a) Number of		Average		Under Equity
	Securities to Be		Exercise Price		Compensation
	Issued Upon		per Share		Plans (Excluding
	Exercise of		of Outstanding		Securities
	Outstanding Options and		Options and Rights		Reflected in
Plan Category	Rights		($)		Column (a))

Equity compensation plans approved by security holders	18,335,880	(1)	14.78	(2)	17,557,665	(3)
Equity compensation plans not approved by security holders	1,392,000	(4)	34.20		N/A	(5)

Total	19,727,880		$16.27		17,557,665

(1)	Represents 16,756,604 shares issuable upon exercise of options and 1,579,276 shares issuable under restricted stock unit awards. Options outstanding include 2,326,160 options with a weighted-average exercise price of $16.98 that were assumed in connection with corporate acquisitions.

(2)	RSUs have been excluded for purposes of computing weighted-average exercise price.

(3)	Includes 6,763,503 shares available for grant under our 2005 Stock Incentive Plan and 10,794,162 shares available for grant under our 2000 Employee Stock Purchase Plan. The 2005 Stock Incentive Plan provides for an automatic annual increase in the shares reserved for issuance by the lesser of (1) five percent of outstanding shares of our common stock on the last day of the immediately preceding fiscal year, (2) 2,400,000 shares, or (3) a lesser amount as determined by our Board of Directors. The 2000 Employee Stock Purchase Plan provides for an automatic annual increase in the shares reserved for issuance by the lesser of (1) three percent of outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (2) 3,000,000 shares.

(4)	Represents options granted under our New Hire Stock and Incentive Plan.

(5)	There is no set number of shares reserved for issuance under the New Hire Stock and Incentive Plan.

The New Hire Stock and Incentive Plan

In January 2008, our Board of Directors approved the New Hire Stock and Incentive Plan, which provides for the issuance of options and stock awards to any person, including executives, recently employed by us in connection with their hiring. There is no set number of shares reserved for issuance under this plan. The exercise price, vesting period and all other terms and conditions of each option granted under this plan will be determined by the Compensation Committee of our Board of Directors, except that the exercise price may not be less than the fair market value on the date of grant and the term of each option may not be more than 10 years. This plan expires in December 2017, after which no equity compensation may be issued under this plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis provides disclosure of the objectives and practices underlying the compensation programs for the President and Chief Executive Officer and the other executive officers collectively identified as the “named executive officers.” Compensation programs for the named executive officers are subject to approval by the Compensation Committee of the Board of Directors. Compensation programs for the President and Chief Executive Officer are, additionally, subject to approval by the Board of Directors.

Compensation Philosophy and Objectives

Our executive compensation and benefit programs aim to encourage our management team to continually pursue strategic opportunities, while effectively managing our day-to-day operations. Specifically, we have created a compensation package that combines short- and long-term components (cash and equity, respectively) at the levels we believe are most appropriate to motivate and reward our senior management team.

Our executive compensation program is designed to achieve five primary objectives:

•	attract, retain and reward executives who contribute to our success;

•	provide economic incentives for executives to achieve business objectives by linking executive compensation with our financial and operating performance;

•	offer compensation packages that are competitive and consistent with those of peer companies with which we compete for talent;

•	align the interests of our executives and shareholders by strengthening the relationship between executive pay and shareholder value; and

•	reward individual performance.

During fiscal 2008, the Compensation Committee of our Board of Directors (the Committee) retained Radford Surveys + Consulting, an Aon Consulting Company, (Radford) as the Committee’s advisor reporting directly to the Committee Chair. The Committee maintains sole authority to retain and determine the work to be performed by Radford. In 2008, the Committee directed Radford to conduct a comprehensive formal review and analysis of our executive compensation and incentive programs relative to competitive benchmarks. This review consisted of a benchmarking analysis of our executive compensation philosophy and practices against prevailing market practices of identified peer group companies and broader industry trends. The analysis included the review of the total compensation of each named executive officer and all senior managers with respect to the individual components of base salary, incentive cash compensation (annual bonus) and equity compensation. It was based on an assessment of market trends covering available public information in addition to proprietary data provided by Radford. The peer group was developed considering companies within the industry that have similar business challenges and complexities where we might recruit and lose executive talent. The Committee considered a number of factors in defining the market including industry competitors of similar revenue range, growth rates, employee size and market capital range which we believe reflects the market for talent and stockholder investment. Many of the industry competitors are located in our geographical area, which reflects high-cost of living areas and impacts rate of pay.

The following companies made up the comparison peer group:

Affymetrix, Inc.	Inverness Medical Innovations, Inc.
Amylin Pharmaceuticals, Inc.	Life Technologies, Inc.
Beckman Coulter	National Instruments Corp.
Cooper Companies	PerkinElmer
Edwards Lifesciences	QIAGEN
Gen-Probe, Inc.	ResMed, Inc.
Hologic	Varian, Inc.
IDEXX Laboratories, Inc.	Waters
Intuitive Surgical

We target our total compensation for executives at approximately the 50th percentile of compensation paid to executives within business of similar size and complexity as examined by Radford in the assessment. We may deviate from these general target levels to reflect the experience level of the executive, his sustained performance level and market factors as deemed appropriate by the Committee. The Committee reviews the information prepared by management from the Radford assessment, considers an executive’s contribution to the achievement of strategic goals and objectives, the executive’s overall compensation and other factors to determine the appropriate level and mix of incentive compensation. The pay of an individual is not determined by formula but in comparison to market and within our company to positions with similar responsibility and impact on operations.

Throughout this proxy statement, the following executives are referred to as the “named executive officers:”

•	Jay T. Flatley — President, Chief Executive Officer and Director

•	Christian O. Henry — Senior Vice President, Chief Financial Officer

•	Christian G. Cabou — Senior Vice President, General Counsel and Secretary

•	Joel McComb — Senior Vice President & General Manager, Life Sciences Business Unit

•	Tristan B. Orpin — Senior Vice President, Commercial Operations

Role of the Compensation Committee

The Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. Karin Eastham, Paul Grint, William H. Rastetter and Roy A. Whitfield are the members of the Committee with Ms. Eastham serving as Committee Chairperson. Our Board of Directors has determined that each member of the Committee is independent within the meaning of the rules of The NASDAQ Global Select Market. The Committee functions under a written charter (the Charter), which was adopted by our Board of Directors. The Charter is reviewed annually and updated as appropriate. A copy of the Charter is available on our website at www.illumina.com by first clicking on “Corporate,” then “Investor Relations” and then “Corporate Governance.”

The primary responsibilities of the Committee are to:

•	recommend to the Board of Directors the amount and form of compensation to be paid to our Chief Executive Officer based on his performance;

•	review and approve the amount and form of compensation to be paid to our other executive officers;

•	exercise oversight of our compensation practices for all other non-executive employees; and

•	administer our equity compensation plans.

The Committee meets as often as it considers necessary to perform its duties and responsibilities. The Committee held four meetings during 2008 and has held one meeting so far in 2009. Ms. Eastham works with the Chief Executive Officer and the Vice President of Human Resources to establish the meeting agenda in advance of each meeting. The Committee typically meets with the Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President of Human Resources, our external counsel and, on occasion, with an independent compensation consultant retained by the Committee. When appropriate, such as when the Committee is discussing or evaluating compensation for the Chief Executive Officer, the Committee meets in executive session without management. The Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee, as well as materials that the Committee has specifically requested, including benchmark information, historical compensation data, performance metrics and criteria, the Board’s assessment of our performance against our goals and the Chief Executive Officer’s assessment of each executive’s performance against pre-determined objectives.

Components of 2008 Executive Compensation

For the fiscal year ended December 28, 2008, the components of compensation for named executive officers were:

•	base salary;

•	annual bonus;

•	long-term equity compensation; and

•	change in control and other benefits.

Base Salary

Base salary, which is determined by the level of responsibility, expertise, experience and sustained performance level of the executive and competitive conditions in the industry, is the primary fixed component of the executive pay program. Based on the experience of the Committee members and information derived from the Radford assessment, the Committee believes that the salaries of our executive officers fall within the normal ranges of the life sciences industry.

Salary levels are considered each January as part of our executive performance review process, as well as upon promotion or other change in job responsibility. The Committee met on January 28, 2009 to review 2008 corporate and executive goal performance, make determinations for the 2008 bonus awards based on the performance reviews and establish the 2009 executive compensation plan, including determinations of 2009 base salary levels. The Committee believes that increases to base salary should reflect the executive’s performance for the preceding year and pay level relative to similar positions in our peer group. Base salary increases also reflect anticipated future contributions of the executive.

As illustrated in the table below, the average salary increase for all named executive officers in 2008 was 11%, reflecting strong growth in annual revenue, operating income and market capitalization and worldwide growth of our business in fiscal 2008. The average salary increase for all named executive officers in 2009 is projected at 7%.

	2007 Base	2008 Base	2009 Base	% Increase
Named Executive Officer	Salary ($)	Salary ($)	Salary ($)	2008	2009

Jay T. Flatley	580,000	650,000	725,000	12%	12%
Christian O. Henry	300,000	345,000	377,300	15%	9%
Christian G. Cabou	315,000	337,000	353,900	7%	5%
Joel McComb(1)	—	475,000	489,300	—	3%
Tristan B. Orpin	325,000	351,000	366,800	8%	5%

(1)	Mr. McComb joined us in March 2008.

The Chief Executive Officer makes recommendations to the Committee for base salary actions based on performance and current pay relative to market practices for executive officers, other than himself. The Committee reviews these recommendations, makes any adjustments it considers necessary, and then approves the salary changes. The Committee recommends to the Board of Directors the base salary for our Chief Executive Officer based on performance and his current pay relative to other chief executives in our peer group. Following the above increases, all named executive officers are within the competitive norms according to the Radford data compiled for use by the Committee.

Annual Bonus

In general, annual bonuses are paid out under Illumina’s Variable Compensation Plan (VCP). The plan is an “at-risk” bonus compensation arrangement designed to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. The VCP provides guidelines for the calculation of annual non-equity, incentive-based compensation, subject to Committee oversight and modification.

At the beginning of each year, the Chief Executive Officer develops corporate objectives focused primarily on financial performance and other critical corporate goals, such as new product introductions, market penetration, infrastructure investments and consistency of operating results. The corporate objectives are based on the annual operating plan, which is approved by the Board of Directors in January of each year. In addition, the Chief Executive Officer, together with each executive eligible for the VCP, develops a corresponding set of objectives to measure individual performance for the year. The corporate and individual objectives are reviewed by the Committee. The Committee and the Board of Directors approve the corporate objectives. Any executive that is hired during the year prior to October 1st is eligible to participate in the VCP for that year. Any bonus received by such executive is prorated based on the number of months the executive served during the year of hire. During 2008, Mr. McComb joined us in March.

For fiscal 2008, 80% of each executive officer’s annual bonus was based upon achievement of corporate financial objectives relating to revenue and operating income, with these components accounting for 50% and 30%, respectively, of the total annual bonus. The remaining 20% of the executive’s award was based upon individual performance. Each executive had the potential to earn up to a maximum of a 130% payout based on performance against the revenue and operating income financial objectives, with these components increasing to a maximum of 70% and 40%, respectively. In 2008, the “at-risk” bonus component of each executive’s total target cash compensation ranged between 33% and 43%. For fiscal 2009, the “at-risk” bonus component of each executive’s total target cash compensation ranges between 35% and 46%.

The Committee and the Board of Directors approve minimum, target and maximum levels for each component of the corporate financial objective portion of the annual bonus award. Payments of awards are based upon the achievement of such objectives for the year. No payouts are earned for a component if the minimum level is not achieved. Target levels represent our desired level of performance which the Committee and the Board of Directors believe are both attainable and practical based on a realistic estimate of our future financial performance. Maximum levels are designed to motivate and reward realistically achievable superior performance. The Committee and the Board of Directors can use their discretion when determining the pay for our executive officers and also the attainment of individual and corporate performance goals. For fiscal 2008, the revenue goal had a minimum payout of 0% and a maximum payout of 70% of target and the operating income goal had a minimum payout of 0% and a maximum payout of 40% of target.

Upon completion of the fiscal year, the Committee and the Board of Directors assess our performance for each corporate financial objective of the annual bonus comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective and an overall percentage amount for the corporate financial objectives is calculated.

We have included a hypothetical example to demonstrate the calculation. For example, assume Executive A’s base salary for 2008 was $330,000. His target bonus was set at 60% of his base salary, calculated as $198,000. As per the model below, he could achieve up to 130% of the target bonus if revenue and operating targets were exceeded. His potential bonus and assessment for the fiscal year ended December 28, 2008, were determined as follows:

	Individual			Revenue			Operating Income			Total Payout

Maximum bonus potential	20%		+	70%		+	40%		=	130%
Executive A Assessment	15	%*	+	65	%*	+	40	%*	=	120%

*	Assumes Executive A did not meet all Individual goals; however, Revenue and Operating Income targets were exceeded. Additionally, amounts may include judgmental adjustments determined at the Committee’s discretion.

120% x 60% Target = 72%

$330,000 Base Salary x 72% = $237,600 Total Bonus Recommendation

The following is a table of the 2008 bonus opportunities as a percentage of base salary and the actual bonuses earned in 2008 by each named executive officer:

	2008 Target			2009 Target
	Bonus as a % of	Actual Bonus		Bonus as a % of
Named Executive Officer	Base Salary	Payout ($)(1)		Base Salary(2)

Jay T. Flatley	75%	604,500		85%
Christian O. Henry	50%	313,900	(3)	55%
Christian G. Cabou	50%	205,601		55%
Joel McComb	50%	237,500		55%
Tristan B. Orpin	50%	217,620		55%

(1)	Depending on the executive, the actual bonus payment was between 100% and 182% of the executive’s 2008 target bonus due to exceeding the 2008 corporate financial objectives and individual performance objectives. These bonuses were paid in February 2009.

(2)	The increase in the target bonus percentages for 2009 is due to our projected worldwide growth in fiscal 2009.

(3)	Includes a special bonus of $100,000 in recognition of Mr. Henry’s additional responsibilities as General Manager of Sequencing during fiscal 2008.

Awards made to named executive officers under the annual bonus award program for performance in 2006 and 2007 are reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 22. These bonuses were paid in February 2007 and 2008, respectively.

Long-Term Equity Compensation

The Committee believes it is appropriate to align the interests of executives with those of shareholders. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our stock price through equity grants in the form of stock options and restricted stock units (RSUs). In keeping with our compensation philosophy to tie executive pay to shareholder value creation, executives realize value through stock options only to the extent that our stock price increases. RSUs also provide a long-term incentive for executives to remain with us, but do not have an exercise price and accordingly provide some amount of value to recipients regardless of our stock price. During 2008, we awarded less than 10% of our total equity grants to executives as RSUs.

The Committee approves the offer letter for each executive that is hired, which may include a new hire stock option grant. This approval must be obtained prior to extending the formal offer to the candidate. Stock options are granted to executives on their first day of employment. During 2008, one new named executive officer joined us, Mr. McComb in March 2008.

The initial option grant made to each executive officer upon joining us is primarily based on competitive conditions applicable to the executive officer’s specific position. In addition, our Compensation Committee considers the number of options owned by executive officers in comparable positions. Subsequent grants of options and RSUs to executive officers are generally considered and, if appropriate, awarded in connection with their annual performance review each January. Such subsequent grants serve to maintain a competitive position for us relative to new opportunities that may become available to our executive officers and to enhance the retention features of the program.

Stock options for newly-hired executives are granted under the New Hire Stock and Incentive Plan on the date employment with us commences. New hire stock options granted prior to March 30, 2008 vest over a five-year period, with 20% of the options vesting on the first anniversary of the grant date and the remaining options vesting monthly over the next 48 months. After March 30, 2008, stock options for newly-hired executives will vest over a four-year period, with 25% of the options vesting on the first anniversary of the grant and the remaining options vesting monthly over the next 36 months.

Prior to 2008, stock options granted under the 2005 Stock Plan to executives subsequent to hiring vested monthly over a five-year period. Effective January 1, 2008, the Committee changed the vesting schedule for stock options to monthly vesting over a four-year period. Each of the options has a maximum term of ten years, measured from the applicable grant date, subject to earlier termination if the optionee’s service with us ceases. Additionally, effective January 1, 2008, long-term equity compensation packages to executives included grants of RSUs. RSUs granted vest 15% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and 35% on the fourth anniversary of the grant date. Vesting in all cases is subject to the individual’s continued service to us through the vesting date.

Stock options were granted by the Compensation Committee on January 29, 2008 to Messrs. Cabou, Henry and Orpin, with an exercise price of $32.48 per share, and by the Board of Directors to Mr. Flatley on February 1, 2008 with an exercise price of $33.80 per share. Mr. McComb was granted stock options on his date of hire, March 17, 2008, with an exercise price of $32.74 per share. RSUs were also granted on January 29, 2008 to Messrs. Cabou, Henry and Orpin, and to Mr. Flatley on February 1, 2008. All exercise prices are equal to the fair market value per share of our common stock on the grant date, which equals the closing market price of our common stock on The NASDAQ Global Select Market on the date of grant.

In addition to the equity awards described above, stock options were granted by the Compensation Committee on January 28, 2009 to Messrs. Cabou, Henry, McComb and Orpin with an exercise price of $28.45 per share, and by the Board of Directors to Mr. Flatley on January 29, 2009 with an exercise price of $27.97 per share. RSUs were also granted on January 28, 2009 to Messrs. Cabou, Henry, McComb and Orpin and to Mr. Flatley on January 29, 2009.

Compensation Mix

The following table shows the mix of base salary, bonus and long-term equity compensation for our named executive officers for fiscal 2008:

	Amount($)	Percent

Base Salary	2,033,653	16%
Annual Bonus(1)	1,579,121	13%
Long-Term Equity Compensation(2)	8,742,436	71%

Total	12,355,210	100%

(1)	Reflects bonuses earned in 2008 and paid in February 2009.

(2)	Reflects the total dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R (excluding risk of forfeiture). Assumptions used in the calculation of these amounts are included in Note 1 to our audited consolidated financial statements for the fiscal year ended December 28, 2008, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2009.

Change in Control Benefits

Our executive management and other employees have built our company into the successful enterprise that it is today. We believe that the interests of shareholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits may eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. As a result, we entered into Change in Control Severance Agreements (the Agreements) with Mr. Flatley, Henry, Cabou and Orpin in August 2006 and with Mr. McComb in April 2008. The Agreements were amended in October 2008. The initial term of all the Agreements expires in August 2009, after which they automatically renew annually for additional one year periods unless a notice of non-extension is provided by either party. The amended forms of the Agreements were filed as exhibits to our Annual Report on Form 10-K, filed with the SEC on February 26, 2009.

For purposes of these benefits, in general, a change in control is deemed to occur in any of the following circumstances:

•	any merger or consolidation in which we are not the surviving entity;

•	the sale of all or substantially all of our assets to any other person or entity;

•	the acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity;

•	a contested election of our directors as a result of which or in connection with which the persons who were directors before such election or their nominees cease to constitute a majority of the Board; or

•	any other event specified by the Board.

Under the Agreements, the executive would receive benefits if he were terminated within two years following the change of control either:

•	by the Company other than for “cause,” which is defined in the Agreement, to include repeated failure or refusal to materially perform his duties that existed immediately prior to the change of control, conviction of a felony or a crime of moral turpitude or engagement in an act of malfeasance, fraud or dishonesty that materially damages our business; or

•	by the executive on account of “good reason,” which is defined in the Agreement to include certain reductions in his annual base salary, bonus, position, title, responsibility, level of authority or reporting relationships that existed immediately prior to the change of control, and a relocation, without the executive’s written consent, of the executive’s principal place of business by more than 35 miles from his principal place of business immediately prior to the change of control.

Pursuant to the Agreements, if a covered termination of the executive’s employment occurs in connection with a change in control of us, then, with the exception of the Chief Executive Officer, the executive is generally entitled to the following benefits:

•	a severance payment equal to one year of the executive’s annual base salary plus the greater of (a) the executive’s then-current annual target bonus or other target incentive amount or (b) the annual bonus or other incentive paid or payable to the executive for the most recently completed fiscal year;

•	a lump sum payment of the executive’s earned but unpaid compensation;

•	payments of the executive’s group health insurance coverage premiums under COBRA law, including coverage for executive’s eligible dependents enrolled immediately prior to termination, for a maximum period of one year. The Company’s obligation to pay such premiums shall cease immediately upon the date the executive becomes covered under any other group health plan;

•	continuance of the executive’s indemnification rights and liability insurance for a maximum of one year following termination;

•	automatic vesting of the executive’s unvested stock options and equity or equity-based awards; and

•	certain professional outplacement services consistent with the executive’s position for up to two years following termination.

Our Chief Executive Officer is entitled to a severance payment equal to twice the sum of his annual base salary and the greater of his target or most recently paid or payable target bonus or other target incentives and 24 months of continued certain medical and other benefits in addition to the benefits previously described for the remaining named executive officers.

The Agreements provide that each executive’s total change in control payment may be reduced in the event such payment is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and such a reduction would provide a greater after-tax benefit for the executive. Additionally, change in control benefits are subject to limitations under IRC Section 280G “golden parachute” provisions. A full analysis of the financial impact of these limitations will be performed based on the facts and circumstances in the event a change in control were to occur.

Based upon a hypothetical change of control date of December 26, 2008, the last trading day of the fiscal year, the change in control benefits for our named executive officers would have been as follows:

	Change in Control Benefit
				Fair Market Value
				of Accelerated
	Severance	Severance		Equity
	Calculated from	Calculated from	Medical and Dental	Compensation
Name	Base Salary ($)	Bonus ($)	Benefits ($)	($)(1)	Total ($)

Jay T. Flatley	1,300,000	975,000	38,000	11,691,283	14,004,283
Christian O. Henry	345,000	172,500	19,000	2,961,272	3,497,772
Christian G. Cabou	337,051	168,526	19,000	2,473,550	2,998,127
Joel McComb	475,000	237,500	19,000	—	731,500
Tristan B. Orpin	351,000	175,500	19,000	2,012,858	2,558,358

(1)	Fair market value of accelerated equity compensation includes the value of unvested and accelerated stock options and RSUs as of December 26, 2008. The value of the stock options was calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 26, 2008. The table does not include the value of any stock options with an exercise price above the closing stock price on December 26, 2008, since these options had no intrinsic value as of that date. The value of the RSUs is based on the number of outstanding shares that would not ordinarily have vested on December 26, 2008 multiplied by the applicable closing share price on that date.

Other Benefits and Perquisites

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than the change in control benefits previously discussed. Otherwise, we provide medical and other benefits to executives that are generally available to other full-time employees, including dental, vision, and group term life insurance, AD&D premiums, a 401(k) plan and an Employee Stock Purchase Plan (ESPP). Our discretionary contributions to the 401(k) plan on behalf of each employee participating in the plan are set at up to 50% of the first 6% of employees’ contributions to the plan, based on our meeting certain financial targets. Beginning in 2008, we began offering a deferred compensation plan to all employees at a Vice President level or higher, as well as to the members of our Board of Directors. In 2009, we extended participation in this program to all employees at a Senior Director level.

All of our executive officers except for Mr. McComb participated in our 401(k) plan during fiscal 2008 and received matching contributions.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation payable in any tax year to the Chief Executive Officer and the other four most highly compensated executive officers. Section 162(m) stipulates that a publicly held company cannot deduct compensation to its top officers in excess of $1 million. Compensation that is “performance-based” compensation within the meaning of the Code does not count toward the $1 million limit. We believe that compensation paid under the executive incentive plans is generally fully deductible for federal income tax purposes with the exception of RSUs. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Karin Eastham (Chairperson)
Paul Grint, M.D.
William H. Rastetter, Ph.D.
Roy A. Whitfield

Summary Compensation for Fiscal 2008, 2007 and 2006

					Non-Equity
					Incentive Plan
			Stock	Option	Compensation		All Other
Name and Principal Position	Year	Salary ($)	Awards ($)(1)	Awards ($)(1)	($)(2)		Compensation ($)		Total ($)

Jay T. Flatley	2008	647,038	114,612	3,721,185	604,500		27,750	(3)	5,115,085
President, Chief	2007	575,577	—	2,829,088	432,680		22,904	(4)	3,860,249
Executive Officer and Director	2006	463,462	—	1,277,481	302,250		2,423		2,045,616
Christian O. Henry	2008	343,097	44,467	1,345,760	313,900	(5)	6,825		2,054,049
Senior Vice President,	2007	298,077	—	993,829	144,508		6,825		1,443,239
Chief Financial Officer	2006	249,616	—	388,884	97,500		1,838		737,838
Christian G. Cabou	2008	336,118	40,791	1,293,364	205,601		9,931		1,885,805
Senior Vice President, General	2007	314,038	—	937,451	154,254		3,998		1,409,741
Counsel and Secretary	2006	161,731	—	334,340	65,937		40,000	(6)	602,008
Joel McComb	2008	356,250	—	1,105,135	237,500		120,000	(7)	1,818,885
Senior Vice President & General	2007	—	—	—	—		—		—
Manager, Life Sciences	2006	—	—	—	—		—		—
Tristan B. Orpin	2008	351,150	40,791	1,036,331	217,620		7,583		1,653,475
Senior Vice President,	2007	320,962	—	713,467	160,451		64,997	(8)	1,259,877
Commercial Operations	2006	219,154	—	275,630	72,500		171,143	(9)	738,427

(1)	The expense for stock awards and option awards reflect the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R (excluding risk of forfeiture). Assumptions used in the calculation of these amounts are included in Note 1 to our audited consolidated financial statements for the fiscal year ended December 28, 2008, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2009. The actual number of stock awards or stock options granted in fiscal 2008 is shown in the “Grants of Plan-Based Awards During Fiscal 2008” table included in this proxy statement.

(2)	Reflects bonuses earned during fiscal 2008 under Illumina’s Variable Compensation Plan (VCP), which were paid in February 2009. The VCP is described in the Compensation Discussion and Analysis, under the caption “Annual Bonus.”

(3)	Consists of $17,500 paid in lieu of paid time-off and 401(k) matching of $10,250.

(4)	Consists of $12,942 paid in lieu of paid time-off and 401(k) matching of $9,962.

(5)	Includes a special bonus of $100,000 in recognition of Mr. Henry’s additional responsibilities as General Manager of Sequencing during fiscal 2008.

(6)	Consists of an allowance paid to Mr. Cabou for relocation and housing.

(7)	Consists of an allowance paid to Mr. McComb for relocation and housing.

(8)	Consists of commissions totaling $57,641 and 401(k) matching of $7,356.

(9)	Consists of commissions totaling $169,366 and 401(k) matching of $1,777.

Grants of Plan-Based Awards During Fiscal 2008

				All Other
				Option
				Awards:		Exercise or	Grant Date Fair
		All Other Stock		Number of		Base Price of	Value of
		Awards: Number of		Securities		Option	Stock and Option
		Shares of Stock or		Underlying		Awards	Awards
Name	Grant Date	Units (#)(1)		Options (#)(2)		($/sh)(3)	($)(4)

Jay T. Flatley	2/1/2008	—		225,000	(5)	33.80	4,095,022
	2/1/2008	25,000	(5)	—		—	844,875
Christian O. Henry	1/29/2008	—		90,000	(5)	32.48	1,574,514
	1/29/2008	10,000	(5)	—		—	324,850
Christian G. Cabou	1/29/2008	—		82,500	(5)	32.48	1,443,305
	1/29/2008	9,166	(5)	—		—	297,758
Joel McComb	3/17/2008	—		400,000	(6)	32.74	7,052,780
Tristan B. Orpin	1/29/2008	—		82,500	(5)	32.48	1,443,305
	1/29/2008	9,166	(5)	—		—	297,758

(1)	RSUs vest 15% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and 35% on the fourth anniversary of the grant date.

(2)	All options granted, except for Mr. McComb’s, vest in equal monthly installments over four years. Mr. McComb’s options vest over five years, with 20% of the options vesting on the first anniversary of the grant and the remaining options vesting monthly over the next 48 months. Vesting in all cases is subject to the individual’s continued service to us through the vesting date. However, in the case of Mr. McComb, if his employment with us terminates (for reasons other than fraud, violation of company policy, incapacitation, or death) within 24 months of his date of hire (i.e., before March 17, 2010), Mr. McComb will receive one year of accelerated vesting of the options granted to him.

(3)	The exercise price of stock options awarded is the closing market price of our common stock on The NASDAQ Global Select Market on the date of grant.

(4)	The grant date fair value of stock and option awards equal the aggregate grant date fair value of each RSU and stock option award computed in accordance with SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 1 to our audited consolidated financial statements for the fiscal year ended December 28, 2008, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2009.

(5)	Granted under the 2005 Stock and Incentive Plan.

(6)	Granted under the New Hire Stock and Incentive Plan.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities	Number of Securities					Market Value of
	Underlying	Underlying		Option Exercise	Option	Number of Shares or	Shares or Units of
	Unexercised Options	Unexercised Options		Price	Expiration	Units of Stock that	Stock that Have Not
Name	(#) Exercisable	(#) Unexercisable		($)	Date	Have Not Vested(1)	Vested ($)(2)

Jay T. Flatley	—	—		—	—	25,000	634,000
	41,656	153,344	(3)	3.00	9/27/2011	—	—
	393,333	6,667	(3)	3.95	1/7/2014	—	—
	306,666	93,334	(3)	4.30	2/25/2015	—	—
	283,333	216,667	(3)	10.49	1/30/2016	—	—
	268,333	431,667	(3)	20.04	1/25/2017	—	—
	46,875	178,125	(4)	33.80	2/1/2018	—	—
Christian O. Henry	—	—		—	—	10,000	253,600
	—	60,000	(5)	5.23	6/6/2015	—	—
	—	34,667	(3)	10.49	1/30/2016	—	—
	84,635	185,000	(3)	20.04	1/25/2017	—	—
	18,750	71,250	(4)	32.48	1/29/2018	—	—
Christian G. Cabou	—	—		—	—	9,166	232,450
	15,000	150,000	(5)	13.70	5/30/2016	—	—
	12,500	92,500	(3)	20.04	1/25/2017	—	—
	17,187	65,313	(4)	32.48	1/29/2018	—	—
Joel McComb	—	400,000	(5)	32.74	3/17/2018	—	—
Tristan B. Orpin	—	—		—	—	9,166	232,450
	5,338	1,334	(3)	3.95	1/7/2014	—	—
	7,663	21,667	(3)	4.54	1/20/2015	—	—
	56,666	43,334	(3)	10.49	1/30/2016	—	—
	76,666	123,334	(3)	20.04	1/25/2017	—	—
	17,187	65,313	(4)	32.48	1/29/2018	—	—

(1)	Stock awards consist of restricted stock units. Restricted stock units vest 15% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and 35% on the fourth anniversary of the grant date.

(2)	Market value of stock awards was determined by multiplying the number of unvested shares by $25.36, which was the closing market price of our common stock on The NASDAQ Global Select Market on December 26, 2008, the last trading day of the fiscal year.

(3)	These options vest monthly over a five year period from the date of grant.

(4)	These options vest monthly over a four year period from the date of grant.

(5)	20% of these options vest on the first anniversary of the grant, and the remaining options vest monthly over the next 48 months.

Option Exercises and Stock Vested During Fiscal 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	on Exercise(1) ($)	Acquired on Vesting (#)	Vesting ($)

Jay T. Flatley	245,000	8,378,325	—	—
Christian O. Henry	103,700	2,839,569	—	—
Christian G. Cabou	160,000	4,030,600	—	—
Joel McComb	—	—	—	—
Tristan B. Orpin	100,000	3,248,167	—	—

(1)	Value realized on exercise of option awards is computed by determining the difference between the closing market price of our common stock on The NASDAQ Global Select Market on the dates of exercise and the exercise price per share exercised.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the amount of time that directors expend in fulfilling their duties to us, as well as the skill level required by us of members of the board.

Cash Compensation

During 2008 and 2009, members of the board and board committees who are not our employees are entitled to receive annual cash retainers as set forth in the table below. In addition, we reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings. We do not provide directors with additional compensation for attending meetings. Directors who are our employees receive no compensation for their services as directors.

				Nominating/
				Corporate
	Board of	Audit	Compensation	Governance
	Directors	Committee	Committee	Committee

Chairperson(1)	$20,000	$7,500	$4,500	$3,000
Member	50,000	12,500	7,500	3,000

(1)	Fees received are in addition to the annual cash retainer that all non-employee members receive.

2005 Stock and Incentive Plan

Under our Amended and Restated 2005 Stock and Incentive Plan, which was approved by our stockholders at the June 28, 2005 annual meeting of stockholders, directors who are not our officers or employees receive:

•	a one-time option grant of 40,000 shares vesting annually over three years upon first joining the board, which is to be automatically granted on the date the individual is elected a director, whether by stockholder approval or appointment by the board, with an exercise price equal to the fair market value of our common stock on the date of grant; and

•	annual option grants of 15,000 shares and 2,000 RSUs vesting on the earlier of (i) the one year anniversary of the date of grant of the option and (ii) the date immediately preceding the date of the annual meeting of our stockholders for the year following the year of grant of the option, which is to be automatically granted on the date of each annual stockholder meeting, with an exercise price equal to the fair market value of our common stock on the date of grant.

During 2008 and 2009, directors who were not our officers or employees received annual option grants of 15,000 shares with vesting terms described above. In addition, each non-employee director will receive a grant of 2,000 RSUs with vesting terms identical to each non-employee director’s annual option grant.

Director Summary Compensation for Fiscal 2008

	Fees earned or	Stock Awards	Option Awards
Name(1)	paid in cash ($)	($)(2)	($)(2)	Total ($)

William H. Rastetter	93,000	48,469	287,886	429,355
A. Blaine Bowman	62,500	48,469	317,034	428,003
Daniel M. Bradbury	70,000	48,469	288,093	406,562
Karin Eastham	74,500	48,469	289,470	412,439
Jack Goldstein	56,000	48,469	419,630	524,099
Paul Grint	60,500	48,469	297,414	406,383
David R. Walt	53,000	48,469	287,886	389,355
Roy Whitfield	57,500	48,469	317,034	423,003

(1)	Jay T. Flatley, our President and Chief Executive Officer, is not included in this table as he is our employee and receives no additional compensation for his service as a director. The compensation received by Mr. Flatley as our employee is shown in the Summary Compensation Table on page 22.

(2)	The expense for stock awards and option awards reflect the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R (excluding risk of forfeiture). Assumptions used in the calculation of these amounts are included in Note 1 to our audited consolidated financial statements for the fiscal year ended December 28, 2008, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2009.

As of December 28, 2008, each director had the following number of options outstanding:

Name	# of Shares

Dr. Rastetter	147,000
Mr. Bowman	69,456
Mr. Bradbury	103,000
Ms. Eastham	87,000
Dr. Goldstein	75,000
Dr. Grint	91,000
Dr. Walt	147,000
Mr. Whitfield	69,456

AUDIT COMMITTEE REPORT

The following report of the Audit Committee, the report of the Compensation Committee under “Compensation Committee Report,” along with statements in this proxy statement regarding the Audit Committee’s charter, are not considered “soliciting material” and are not considered to be “filed” with the SEC as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the SEC under either the Securities Act or the Exchange Act will not include such reports or statements, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management has primary responsibility for the financial reporting process, including the systems of internal controls. In fulfilling its oversight role, the Audit Committee monitors and advises the Board of Directors on the integrity of our consolidated financial statements and disclosures, the independent auditors’ qualifications and independence, the internal auditor’s audit plan and testing results, the adequacy of our internal controls, and our compliance with legal and regulatory requirements. The Audit Committee has the following responsibilities, among others:

•	reviewing with management and the independent auditors our quarterly earnings announcements, the consolidated audited financial statements in our Annual Report, the consolidated financial statements in our quarterly reports and other financial information provided to the public, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewing with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our consolidated financial statements;

•	reviewing with management and the independent auditors our application of critical accounting policies, including consistency from period to period and compatibility with generally accepted accounting principles;

•	reviewing with the independent auditors matters relating to the conduct of the audit, including the overall scope of the audit, any difficulties encountered in the course of the audit work, any restriction on the scope of the audit, and any significant disagreements with management;

•	assessing auditor independence and absence of conflicts of interest;

•	recommending, for stockholder approval, the independent auditors to examine our accounts, controls and financial statements;

•	pre-approving any audit and permitted non-audit services provided to us by our independent auditors;

•	obtaining from the independent auditors a written report on the effectiveness of our internal controls over financial reporting;

•	reviewing the appointment and responsibilities of the internal auditor;

•	reviewing and approving the internal audit plan with the internal auditor;

•	reviewing internal audit reports to management and management’s responses;

•	reviewing with management and internal audit our system of internal accounting controls and disclosure controls; and

•	establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters.

The Audit Committee meets with the independent auditors, internal auditor and our outside counsel, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, our independent auditors. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of fiscal 2008, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee our efforts related to our internal control over financial reporting and management’s preparations for the evaluation for fiscal 2009.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards), has received the written disclosures and the letter from independent auditors required by ISB Standard No. 1, and has had discussions with the independent auditors regarding their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 for filing with the SEC.

AUDIT COMMITTEE

Daniel M. Bradbury (Chairperson)
Karin Eastham
William H. Rastetter, Ph.D.
A. Blaine Bowman

CERTAIN TRANSACTIONS

We entered into a license agreement with Tufts University in 1998 in connection with the license of patents filed by Dr. David Walt, one of our directors. Dr. Walt is the Robinson Professor of Chemistry at Tufts. Under that agreement, we pay royalties to Tufts upon the commercial sale of products based on the licensed technology. It is our understanding that Tufts University pays a portion of the royalties received from us to Dr. Walt, the amount of which is controlled solely by Tufts University.

All future transactions between us and our officers, directors, principal stockholders and affiliates will be subject to approval by a majority of the independent and disinterested members of our Board of Directors, and will be on terms determined by such members of the Board of Directors to be no less favorable to us than could be obtained from unaffiliated third parties.

We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify these persons to the fullest extent permitted by law in connection with certain claims that may arise generally relating to their acting in their capacities as our directors or executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of and transactions related to our common stock and related derivative securities. Based solely upon our review of copies of Section 16(a) reports, which we received from such persons for their transactions during the 2008 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by these individuals, except that two Form 4s were not filed timely for Dr. Walt and one Form 4 was not filed timely for Mr. Bradbury.

STOCKHOLDER PROPOSALS FOR OUR 2010 ANNUAL MEETING

Stockholder proposals that are intended to be presented at our 2010 annual meeting must be received at our principal executive offices no later than November 27, 2009, in order to be included in the proxy statement and form of proxy relating to that meeting, and must meet all other requirements as specified in our bylaws. In addition, the proxy solicited by the Board of Directors for the 2010 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 10, 2010.

ANNUAL REPORT

A copy of our 2008 Annual Report has been made available on our website at www.illumina.com. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed our Annual Report on Form 10-K with the SEC on February 26, 2009. A copy of this report is available without charge through either our website at www.illumina.com or the SEC’s EDGAR website at www.sec.gov.

THE BOARD OF DIRECTORS OF ILLUMINA, INC.

Dated: March 27, 2009

ILLUMINA, INC. 9885 TOWNE CENTER DRIVE SAN DIEGO, CA 92121
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ILLUMINA, INC.

The Board of Directors recommends you vote “FOR” Proposal 1 and Proposal 2.

1.	Election of Directors Nominees:	For	Against	Abstain
	1a. A. Blaine Bowman	☐	☐	☐
	1b. Karin Eastham	☐	☐	☐
	1c. Jay T. Flatley	☐	☐	☐
	1d. William H. Rastetter	☐	☐	☐

		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

In his discretion, the proxy is authorized to vote upon any other business that may properly come before the meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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ILLUM2

PROXY - ILLUMINA, INC.

9885 TOWNE CENTRE DRIVE
SAN DIEGO, CA 92121
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
The undersigned hereby appoints Jay T. Flatley, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all shares of common stock of Illumina, Inc. (the “Company”) held of record by the undersigned on March 16, 2009 at the Annual Meeting of Stockholders to be held on May 8, 2009 and any adjournments thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.
PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE